Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 9, 2013 (except the last paragraph in Note 13, as to which the date is July     , 2013), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-189305) and related Prospectus of Conatus Pharmaceuticals Inc. for the registration of shares of its common stock.

Ernst & Young LLP

San Diego, California

July     , 2013

The foregoing consent is in the form that will be signed upon completion of the 1 for 8.25 reverse stock split of the common stock of the Company described in Note 13 to the financial statements.

/s/ Ernst & Young LLP

San Diego, California

July 1, 2013